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                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE                               Contact: Brad Hollinger, CEO
                                                                Clint Fegan, CFO
                                                                  (717) 796-6100

                    BALANCED CARE ANNOUNCES $8.0 MILLION LOAN
                      AND POSSIBLE ACQUISITION NEGOTIATIONS

Mechanicsburg, PA, November 7, 2000----Balanced Care Corporation (AMEX:BAL), an integrated operator of assisted living communities and related services, announced today that it has completed an agreement with IPC Advisors S.a.r.l. ("IPC") the owner of 53% of the common stock of the Company and HR Investments Limited, RH Investments Limited and VXM Investments Limited (collectively "Lenders") whereby the Lenders will loan the Company $8.0 million. The loan has a maturity date of January 31, 2001. Proceeds will be used to meet loan maturities and working capital obligations. The loan will be secured by a pledge of the stock of certain of the Company's subsidiaries.

The Company also announced that a special committee made up of certain of the independent members of its Board of Directors ("Special Committee") has entered into discussions with IPC regarding a possible proposal to acquire the shares of common stock not already owned by IPC or its affiliates. IPC has indicated to the Special Committee that it would consider a cash offer of $1.00 per share and the Company has amended the Standstill Agreement between the Company and IPC to enable IPC to make such a proposal. The Special Committee has received an opinion from Raymond James and Associates, Inc., its financial advisors, to the effect that, subject to certain assumptions, limitations and qualifications, cash consideration of $1.00 per share is fair to the stockholders of the Company from a financial point of view. In consideration for the Lenders making the loan described above and for IPC incurring time and expense in performing due diligence in connection with a possible proposal, the Company has agreed, subject to the fiduciary duties of the Company's Board, not to solicit, participate in discussions or negotiations concerning or furnish information to any person other than IPC in connection with any possible acquisition proposal of such a person until January 15, 2001.

The Company

Balanced Care currently operates 67 facilities with system-wide capacity of 4,621 residents. When the remaining facility currently under construction is in operation, the Company will operate 68 facilities with resident capacity of 4,727.

Balanced Care Corporation utilizes assisted living facilities as the primary service platform to provide an array of health care


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and hospitality services, including preventive care and wellness, medical rehabilitation, Alzheimer's/dementia care and, in certain markets, extended care services.

Except for the historical information contained in the press release, the matters discussed herein contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. These include risks associated with, among other things, substantial debt and operating lease payment obligations, managing rapid expansion, the need for additional financing, the possibility of rising interest rates, securing necessary licensing and permits, construction delays, cost increases on new construction and increased competition. These and other risks are set forth in the Company's Annual Report on Form 10-K (as amended) for the fiscal year ended June 30, 2000 and other reports filed with the Securities and Exchange Commission.